UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event reported):

April 2, 2014 (March 28, 2014)

SeaWorld Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35883	27-1220297
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

(407) 226-5011

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 28, 2014, SeaWorld Entertainment, Inc. (the “Company”) entered into an agreement (the “Share Repurchase Agreement”) with certain entities (the “Selling Stockholders”) managed by an affiliate of The Blackstone Group L.P. pursuant to which the Company agreed to repurchase 1.75 million shares of its common stock directly from the Selling Stockholders in a private, non-underwritten transaction (the “Share Repurchase”) at a price per share equal to the price per share that would be paid to the Selling Stockholders by the underwriters in the proposed underwritten secondary offering being made pursuant to the Company’s registration statement on Form S-1 (File No. 333-194751). The Share Repurchase and entry into the Share Repurchase Agreement was approved by a special committee comprised of two of the Company’s independent, disinterested directors as being in the best interests of the Company and its stockholders other than the Selling Stockholders.

The Share Repurchase is expected to be consummated concurrently with the closing of the proposed underwritten secondary offering, subject to the satisfaction of customary closing conditions as set forth in the Share Repurchase Agreement. The completion of the Share Repurchase is conditioned upon, among other things, the completion of the proposed underwritten secondary offering, but the completion of the proposed underwritten secondary offering is not conditioned upon the completion of the Share Repurchase.

Item 2.02	Results of Operations and Financial Condition.

Recent Developments – Preliminary Attendance Data

Our consolidated financial and operating data for the quarter ended March 31, 2014 is not yet available. We have not yet closed our books and our independent registered public accounting firm, Deloitte & Touche LLP, has not completed its review of our results for the quarter ended March 31, 2014. Set forth below are certain preliminary attendance data that we expect to report for the quarter ended March 31, 2014:

•	Attendance is expected to be approximately 3.045 million guests

Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time that the consolidated financial statements and operating data for this period are finalized. The preliminary estimates have been prepared by and are the responsibility of management. Deloitte & Touche LLP has not audited, reviewed, compiled or performed any procedures and does not express an opinion or any other form of assurance with respect to these preliminary estimates.

For the full year of 2014, the Company continues to expect revenue to be in the range of $1,490 million to $1,520 million and Adjusted EBITDA to be in the range of $450 million to $465 million.

The information set forth under this Item 2.02 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: April 2, 2014	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal and Corporate Affairs Officer, General Counsel and Corporate Secretary